Exhibit 10.1

Preamble – Object of the Contract

This Uranium Supply Contract (“Contract”) is for the sale of Uranium Concentrates and is made and entered into this 11th day of July 2013, to be effective as of the 11th day of July 2013 (the “Effective Date”).

Between:
ITOCHU International Inc., a corporation incorporated in the State of New York having its principal office at 335 Madison Avenue, New York, NY 10017 (hereinafter in this Contract called “Buyer”) on the one part.

And:
URI, Inc., a wholly-owned subsidiary of Uranium Resources, Inc. (hereinafter in this Contract called “Seller’s Parent Company”) and a corporation incorporated in the State of Delaware, and having its principal office at 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, TX, USA 75067 (hereinafter in this Contract called “Seller”) on the other part.

Each of Seller and Buyer is hereinafter referred to sometimes as a “Party” and collectively as the “Parties”.

RECITALS

Whereas:
Seller and ITOCHU Corporation (hereinafter in this Contract called “Buyer’s Parent Company”) are parties to an Amended and Restated Uranium Supply Compact last amended on March 29, 2006 (collectively the “Original Contracts”), pursuant to which Seller has agreed to sell to Buyer’s Parent Company and Buyer’s Parent Company has agreed to purchase Concentrates (as hereinafter defined) from Seller on the terms and conditions set forth therein;

Whereas:
Seller and Buyer now desire to enter into this Contract that uses in large part the terms and conditions contained in the Original Contracts but that also reflects a new sales price, new delivery dates and quantity, and a new start date all as set forth below.

Now in consideration of the mutual covenants and agreements herein contained it is hereby agreed as follows:

Article I – Definitions

1.1	In this Contract unless the context otherwise requires:

(a) “Agreed Rate” means a rate per annum that is equal to two percentage points (2%) in excess of the prime rate of interest per annum announced by JPMorganChase Bank, at New York, New York, as its prime rate of interest for U.S. Dollar commercial loans;

(b) “Book Transfer” is the transfer of U3O8 in the records of the Converter from the Concentrates account of Seller to the Concentrates account of Buyer;

(c) “Business Day” means a day other than a Saturday, Sunday and any other day on which commercial banks are authorized or required to close of business in Texas or New York;

(d) “Concentrates” means natural uranium concentrates containing U3O8, which will be supplied from Texas Properties Owned by Seller;

(e) “Contract” means this Contract as the same may be modified or amended from time to time in accordance with its terms and expressions “herein,” “hereto,” “hereunder,” “hereof,” and similar expressions refer to this Contract;

(f) “Converter” means Honeywell International’s facility at Metropolis, Illinois, U.S.A.;

(g) “Delivery Certificate” means a document including the information regarding delivery date, delivered quantity and origin by which the Converter confirms Book Transfer of Concentrates for the account of and on behalf of Buyer or for the account of another person designated by Buyer, and which has been signed by an authorized person of the Converter;

(h) “Delivery Year” means the calendar year during which delivery of a quantity of Concentrates is made or scheduled to be made pursuant to this Contract;

(i) Intentionally left blank;

(j) Intentionally left blank;

(k) “Kingsville Production” means all Concentrates, other than Vasquez Production, processed to U3O8 at the Kingsville Dome processing facility and whose source is Texas Properties Owned by Seller until operations are ceased and the processing facility is placed in decommissioned status by either or both U.S. Federal and State of Texas Authorities;

(l) “Month” means calendar month;

(m) “Pound (lb)” means 1 pound avoirdupois;

(n) “Production Certificate” shall mean a certificate prepared by Seller, for the purpose specified in Article 2.2, in certifying the final annual production for Kingsville Production, Rosita Production and Vasquez Production;

(o) “Rosita Production” means all Concentrates, other than Vasquez Production, processed to U3O8 at the Rosita processing facility and whose source is Texas Properties Owned by Seller until operations of the processing facility are ceased and the processing facility is placed in decommissioning status by either or both U.S. Federal and State of Texas Authorities;

(p) Intentionally left blank;

(q) “Texas Properties Owned by Seller” means properties located in Texas currently owned by Seller or Seller’s Parent Company or any of its subsidiaries and properties located in Texas acquired by any of them in the future, excluding any production from two large ranches, which Seller has identified to Buyer in a letter dated the date hereof and initialed by the parties as establishing the identify of such ranches;

(r) “Specifications” means the requirements of the Converter in effect for each delivery of Concentrates in order to convert from U3O8 to UF6 without any penalty or surcharge or the like imposed by the Converter;

(s) “U3O8” means natural triuranium octoxide, the quantity of the element uranium in Concentrates being established by assay and converted to U3O8 by multiplying the quantity of uranium by 1.1792;

(t) “UF6” means natural uranium hexafluoride;

(u) “Vasquez Production” means all Concentrates from the Vasquez mine located in Duval County, Texas operated by Seller that is processed to at the Kingsville Dome processing facility or Rosita processing facility until operations at the Vasquez mine are cases and the Vasquez mine is place in decommissioned status by either or both U.S. Federal or State of Texas Authorities;

(v) “Year” means a period of 12 consecutive calendar months commencing on the 1st January and ending on 31st December and “Annual” has a corresponding meaning.

1.2	The following general rules of construction and calculation shall apply to this Contract:

(a) In this Contract, unless the contrary intention appears, words importing the singular shall include the plural and vice versa, and words importing any gender shall include any other gender;

(b) In this Contract, unless the context requires otherwise, a reference to any statute, statutory rule or regulation shall mean that which is amended or substituted if such is amended or substituted during the term of this Contract;

(c) The Article headings shall not affect the interpretation of this Contract and are used solely for reference purposes;

(d) In making calculations in accordance with the terms of this Contract, unless defined elsewhere, any figure shall be calculated to the nearest second decimal place.  Whenever pursuant to this Contract a numerical figure is to be rounded or calculated to fewer digits than the number of digits available, then unless otherwise specified herein, the following procedures shall be applied:

i.	If the first digit discarded is less than 5, the last digit retained shall not be changed;

ii.	If the first digit discarded is equal to or greater than 5, the last digit retained shall be increased by 1.

Article II – Annual Quantities and Delivery Schedule of Concentrates

2.1           Subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer, and Buyer shall purchase, quantities of Concentrates from each of the following sources (a) on a monthly basis, one-half (50%) of Vasquez Production; (b) on a monthly basis, one-half (50%) of the Kingsville Production; and (c) on a monthly basis, one-half (50%) of the Rosita Production, unless the earlier to occur of the following events with respect to each facility or mine: (a) the facility or mine ceases to operate; or (b) the licenses necessary to operate such facility or mine are terminated by the Nuclear Regulatory Commission or the State of Texas, subject to Section 2.3.  The delivery of Concentrates from Buyer to Seller shall continue until such time as Buyer delivers to Seller three million (3,000,000) Pounds of Concentrates.

Seller shall deliver on a monthly basis in a single shipment or in multiple shipments depending on the quantity of each delivery and any limitations associated with its transport; provided, that the quantity of each shipment shall be at least 50,000 pounds of Concentrates with an increase in quantity, if any, of 25,000 pounds of Concentrates or any integral multiple thereof.  Such delivery will occur during the first week of each calendar month unless otherwise agreed to by Buyer.  Seller shall provide to Buyer a written notice (the “Delivery Notice”) specifying the quantity of each delivery and the date of each delivery ninety (90) calendar days prior to the delivery date, upon which Seller shall commit to supply, and Buyer shall commit to purchase, such quantity of Concentrates on such date of delivery as are specified in the Delivery Notice, subject to the terms and conditions hereof.

Beginning on the date ninety (90) calendar days prior to the first delivery of Concentrates hereunder, and continuing as of the first day of each calendar month thereafter, Seller shall provide a rolling ninety-day estimated delivery schedule setting forth estimated dates of delivery and quantities to be delivered (“Estimated Delivery Schedule”).  It is understood that the estimate is only an estimate and that Seller shall have no liability to Buyer if it fails to meet the estimated delivery schedule.  In addition, if requested by Buyer, Seller shall meet with Buyer on a quarterly basis to review current production and delivery schedules.  Such meeting will take place at a mutually agreed to location and time.

2.2           Within thirty (30) calendar days from the end of the Year in which the first delivery of Concentrates was made, Seller shall provide a Production Certificate to Buyer, signed by a corporate officer, certifying the production quantities during that Year for each of the Vasquez Production, Kingsville Production and Rosita Production.

2.3           If Seller’s operation of the Kingsville Dome processing facility, the Rosita processing facility, or the Vasquez mine should cease and thereafter operation of any such facility or mine shall be restarted, Seller’s obligation to deliver Concentrates to Buyer hereunder with respect to such facility or mine shall be reinstated as of such recommencement of operations.

Article III – Delivery

3.1           Seller shall deliver Concentrates to Buyer, and Buyer shall take delivery of Concentrates from Seller by Book Transfer at the Converter.

(a) The delivery shall be deemed to have been made when Concentrates containing a specified quantity of U3O8 are transferred to Buyer’s account or Buyer’s designated by Book Transfer.

(b)  Seller shall notify Buyer thereof immediately upon transfer of Concentrates.

(c) Seller is responsible for all charges imposed by Converter for the Book Transfer to Buyer.

3.2           Title to, and all risks of loss in, and liability for, any personal loss or injury or any property damage caused by Concentrates delivered to Buyer shall pass to Buyer when the Concentrates are transferred to Buyer’s account by Book Transfer.

3.3           Subject to this Contract, Seller shall indemnify and hold harmless Buyer from and against all costs, expenses, claims, damages and injuries incurred or arising in respect of the ownership, storage, transportations, possession or use of Concentrates prior to Book transfer to Buyer by Seller pursuant to this Contract.  Buyer shall indemnify and hold harmless Seller from and against all costs, expenses, claims, damages and injuries incurred or arising in respect of the ownership, storage, transportations, possession or use of Concentrates subsequent to Book transfer to Buyer by Seller pursuant to this Contract.

3.4           At its discretion, Buyer has the right to terminate a particular delivery or deliveries, or any and all deliveries yet to be made in accordance herewith, unconditionally and without liability to Seller or Buyer for damages or losses, by providing an advance written notice not less than 180-days prior to the delivery or deliveries to be terminated.  Upon receipt of such notice, Seller shall be free to sell such quantities to third parties.

3.5           If Seller fails to timely deliver any portion of conforming Concentrates to Buyer pursuant to the Delivery Notice, and such failure is not excused pursuant to Article X, Buyer shall have the right, but not the obligation, in its sole discretion but acting in good faith and in a commercially reasonable manner, to purchase an equivalent quantity of Concentrates from another supplier and recover from Seller the excess, if any, of (i) the price paid by Buyer for such substitute Concentrates, plus all actual and reasonable direct costs incurred by Buyer in arranging such transaction; over (ii) the price that would have been payable hereunder for the Concentrates Seller failed to deliver.

3.6           If Buyer fails to timely accept delivery of conforming Concentrates from Seller pursuant to the Delivery Notice, and such failure is not excused pursuant to Article X, Seller shall have the right, but not the obligation, in its sole discretion but acting in good faith and in a commercially reasonable manner, to sell the equivalent quantity of Concentrates to another customer and recover from Buyer the difference, if any, of (i) the price that would have been payable hereunder for the Concentrates Buyer failed to accept; over (ii) the price received by Seller for such Concentrates from such other customer, minus all actual and reasonable direct costs incurred by Seller in arranging such transaction.

Article IV – Specifications

4.1           The Concentrates delivered hereunder by Seller to Buyer shall conform to the Specifications of the Converter at the time of delivery.

Article V – Warranty and Limitation of Liability

5.1           Seller warrants that it will give to Buyer good and marketable title to all Concentrates delivered hereunder and that such Concentrates will be delivered free and clear of all liens, claims, charges and encumbrances of any kind and type whatsoever.

5.2           THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 4.1 AND 5.1 ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY) SHALL APPLY.

5.3           Under no circumstances whatsoever and howsoever arising shall either Party be entitled to recover indirect or consequential damages of any nature including, but not by way of limitation, any consequential loss of damage incurred by the other Party.

Article VI – Price of Concentrates

6.1           The purchase price (“Purchase Price”) for Concentrates delivered by Seller to Buyer hereunder shall be the following (all references to prices “per pound” shall mean per pound of U3O8 contained in such Concentrates):

(a) When Market Price is $56.50 per Pound of Concentrates or less.  When the Market Price is $56.50 per Pound of Concentrates or less, the Purchase Price shall be the Market Price less five (5) percent.

(b) When the Market Price is more than $56.50 per Pound of Concentrates.  When the Market Price is more than $56.50 per Pound of Concentrates, the Purchase Price shall be the Market Price less seven (7) percent.

(c) Market Price.  “Market Price” shall mean the U3O8 Spot Price Indicator published by TradeTech for the second Friday of each month in which a delivery of Concentrates is made.

Article VII – Contract Terms Upon Occurrence of a Condition Subsequent

Intentionally left blank.

Article VIII – Taxes

8.1           Seller shall be responsible for and bear any and all taxes, duties, and imposts of any kind which are imposed on or with reference to the Concentrates prior to and coincident with Book Transfer.

8.2           Buyer shall be responsible for and bear any and all taxes, duties, and imposts of any kind which are imposed on or with reference to the Concentrates subsequent to Book Transfer.

Article IX – Invoicing and Payment

9.1           In respect of each quantity of Concentrates delivered pursuant to Article 2 and Article 3, Seller shall promptly after delivery forward to Buyer an invoice (in duplicate), together with the back-up data necessary to enable Buyer to verify the price indicators and/or published statistics used to calculate the Purchase Price, and Delivery Certificate.

9.2           Seller shall issue an invoice for 100% of the sum arrived at by multiplying the total quantities of U3O8 (expressed in Pounds) contained in such delivery by the applicable Purchase Price.

9.3           Buyer shall pay to Seller the invoice value by telegraphic transfer within thirty (30) days from the date when Buyer receives an invoice by fax together with the applicable Book Transfer Certificate, provided that the original invoice follows my mail.

9.4           Any other amounts which either party is obliged to reimburse to the other party pursuant to this Contract shall be paid by telegraphic transfer within thirty (30) days after the date of receipt of invoice by fax, provided that the original invoice follows by mail.  Invoices not paid when due shall bear interest at the Agreed Rate.

9.5           If any invoice due date is not a Business Day, then such invoice shall become payable on the next Business Day.

Article X – Force Majeure

10.1           (a)           For the purposes of this Contract, a “Force Majeure Event” means an act, event, circumstance or cause beyond the reasonable control and without the willful default or negligence of the party concerned including, without limiting the generality of the foregoing:

(i)
acts of God, perils of the sea, accidents of navigation, war, sabotage, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, flood, cyclone, earthquake, landslide, explosion, strike, lock-out, boycott, epidemic, quarantine, radiation or radioactive contamination;

(ii)
restriction, restraint, prohibition, requisition, expropriation, direction or embargo by legislation, regulation, decree or other legally enforceable order of any government or governmental or other competent authority (including any court of competent jurisdiction); and

(iii)	refusal, revocation or suspension of any permit, license, authorization or certificate referred to in Article XIV.

(b)           Force Majeure means:

(i)
in the case of Seller – those Force Majeure acts, events or circumstances which affect the conduct of the Seller’s U.S. mines, the production of Concentrates thereat, or the delivery of U3O8 by Seller to Buyer.

(ii)	in the case of Buyer – those Force Majeure acts, events or circumstances which affect the taking of delivery of Concentrates from Seller.

10.2          If either party is prevent or delayed or anticipated that it will be prevented or delayed in the performance of any of its obligations under this Contract by Force Majeure, then subject to that party giving notice to the other party in accordance with Section 10.3 and requesting a suspension of its obligations, the performance of this Contract shall be suspended for any actual period of any prevention or delay and the party or parties shall be excused from the performance of the Contract as the case may be.

10.3          A notice required by Section 10.2 shall be given as promptly as practicable and in any case within thirty (30) days after the party giving the notice first determinates that any act, event or circumstance constitutes or may constitute Force Majeure and the notice shall specify the following details:

(a) the matters constituting or likely to constitute Force Majeure, together with evidence thereof;

(b) an estimate of the period within which the prevention or delay will continue;

(c) the action taken or proposed to be taken to minimize or overcome the prevention or delay;

(d) the extent to which delivery or acceptance of U3O8 will be affected.

10.4	(a)	During the period of any prevention or delay notified the party giving the notice shall promptly advise the other party of any change in the nature of the Force Majeure.

(b)
A party giving the notice under this Article may at any time withdraw or cancel the notice and in such case any right of suspension or performance shall be at an end from the date of cancellation of the notice.

(c)	The party giving the notice shall endeavor to minimize the prevention or delay resulting from the Force Majeure.

10.5           If, because of Force Majeure, Seller’s ability to deliver Concentrates hereunder is partially affected but not stopped entirely, the parties shall discuss a fair basis upon which deliveries to Buyer will be reduced.

10.6           If the disability resulting from Force Majeure lasts for more than 180 days from the date of notice in accordance with Section 10.3, the party receiving the notice party, may at any time prior to advise of cessation of that disability (but not after the date of that advice) by notice in writing to the other, cancel the whole or any part of any quantity of Concentrates due to be delivered during the period of Force Majeure.

10.7           If the disability resulting from Force Majeure lasts for more than 12 months from the date of notice in accordance with Section 10.3, either party, may at any time prior to advise of cessation of that disability (but not after the date of that advice) by notice in writing to the other, terminate this Contract.

Article XI – Non Compliance

11.1           Except as provided in Article X, if either party defaults in the observance of performance of an obligation in a material way under this Contract and such default continues for a period of ninety (90) days after the other party has given written notice to the defaulting party specifying such default, then such other party shall have the right to terminate this Contract by notice in writing to the defaulting party.

11.2           The measure of damages or compensation payable in the event of breach of this Contract shall not in any circumstances (including circumstances entitling termination of this Contract pursuant to this Article) extend to consequential or indirect damages.

11.3           If either party shall be adjudged bankrupt or insolvent under similar proceedings (including without limitation proceedings for the appointment of trustee or receiver but excluding any proceedings for the purpose of reconstruction only) then the other party shall have the right to terminate this Contract by notice to such first mentioned party.

11.4           Subject to the limitations set forth in Section 11.2, a party terminating this Contract pursuant to this Article shall have the rights and remedies provided under applicable law.

Article XII – Term and Termination

12.1           Termination of this Contract in accordance with Sections 10.6 or 10.7 by a party entitled to effect such termination, shall:

(a) take effect from the date of receipt of the notice of termination by the other party;

(b) operate as a discharge of performance of the unexecuted portion of this Contract, except performance of any obligation outstanding at the date on which the notice of termination takes effect;

(c) not abrogate or prejudice any right (whether conferred by this Contract or existing by law of in equity) of either party in respect of any antecedent breach by the other of any obligation under this Contract.

Article XIII – Governing Law and Arbitration

13.1           Governing Law

This Agreement shall be governed by, construed, and enforced in accordance with, and its validity shall be determined under, the laws of the State of New York, the United States of America, without giving effect to any conflict-of-law rules requiring the application of the substantive law of any other jurisdiction, and it shall be deemed to have been executed and performed in the State of New York.  In the event this Contract is translated and there exists any differences between the foreign language version and this English version, this English version shall prevail.

13.2           Arbitration

(a) Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining.  Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, one to be appointed by each Party and the third to be appointed by the two arbitrators appointed by the Parties.  In the event that a Party fails to appoint an arbitrator within fifteen (15) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, the other Party may request the American Arbitration Association to appoint an arbitrator for the Party failing to make such appointment.  In the event that the third arbitrator has not been appointed within thirty (30) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, either Party may request the American Arbitration Association to appoint such third arbitrator.  The arbitration proceedings, all documents submitted therein and the award of the arbitral panel shall be in the English language, and all members of the arbitral panel shall be fluent in English.  The arbitration proceedings shall be held in New York, New York, the United States of America.  Both Parties shall be entitled to representation by counsel, to appear and present written or oral evidence and argument and to cross-examine witnesses presented by the other Party.  The arbitral award shall be in writing and the arbitral panel shall provide written reason for its award.  The award of the arbitral panel shall be final and binding upon the Parties.  Except as otherwise provided under applicable law, the Parties waive any rights to appeal or to review such award by any court or tribunal, and such award shall be final and binding.  Each Party agrees that any arbitral award rendered against it shall be conclusive and may be enforced, to the extent permitted by applicable law, in any court having jurisdiction thereof, by suit on the arbitral award, a certified copy of which arbitral award shall be conclusive evidence thereof, or by such other means provided by applicable law.  The Parties further agree to undertake to carry out without delay the provisions of any arbitral award or order.  A Party may disclose the contents of an award of the arbitral tribunal only to affiliates, Governmental Authorities or other persons as required by applicable law.

(b) To the extent any Party has or may acquire any immunity (sovereign or otherwise) from jurisdiction of any arbitral tribunal or court in or in connection with any arbitration under this Agreement or any proceeding, action, lawsuit or process (whether through service or notice, attachment in aid of execution, execution or otherwise) pursuant to, in aid of, arising out of, in confirmation or registration of, or to enforce, an award of an arbitration proceeding under this Agreement, each Party , solely for the purpose of such arbitration proceeding, action, lawsuit or process, hereby irrevocably waives such immunity.  The foregoing waiver and consent are intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction where any suit, action or proceeding with respect to an arbitration under this Agreement may be commenced, including the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

(c) Pending the final decision of the arbitrator of a dispute hereunder, Buyer and Seller shall diligently proceed with the performance of any portion of the Agreement without prejudice to a final adjustment in accordance with the decision rendered by the arbitral tribunal with respect to such dispute.

Article XIV – Governmental Permits

14.1           Deliveries of Concentrates hereunder are subject to the grant and continuance in force of all necessary permits, licenses, authorizations and certificates.  Seller shall at its own costs be responsible for obtaining and maintaining all permits, certificates, licenses and authorizations necessary for performing its obligations based on the Contract.

14.2           Buyer shall at its own cost be responsible for obtaining and maintaining all permits, certificates, licenses and authorizations necessary for performing its obligations based on the Contract.

14.3           Each party shall at its own expense afford the other party all reasonable assistance in applying for or obtaining any permit, license, authorization or certificate necessary for the purposes of this Contract.

Article XV – Safeguards-Use of Concentrates

15.1           Buyer and Seller agree that the Concentrates supplied hereunder, will be used only for peaceful purposes and will be subject to the safeguard provisions of the agreements of the governments involved for the cooperation in the field of nuclear non-proliferation in effect as of the Effective Date, and as the same may be subsequently amended.

Article XVI – General and Notices

16.1           The terms and conditions of this Contract and all information flowing to a party by reason of the operation hereof shall be kept and remain confidential and each party undertakes that neither it nor its employees, agents or representatives shall, without the prior written consent of the other party, disclosure such terms, conditions or information to third persons unless disclosure relates to information already within the public domain or is:

(a) required by law or by the Government regulation;

(b) reasonably necessary for submission to an arbitrator pursuant to Article XIII or for the purposes of any administrative or legal proceeding involving both parties;

(c) required by any stock exchange on which the shares of such party may then be listed for quotation;

(d) reasonably necessary for financing purposes; or

(e) made to legal and financial advisors or certified public accountants of either party who are bound to treat any information disclosed to them as confidential.

16.2           This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that either Party may, without such consent, assign this Agreement and its rights or obligations hereunder to its subsidiary, affiliate, trust or financial institutions.  In no event shall any such assignment be constructed as a novation or discharge of the assigning party’s obligations hereunder.  Except as so provided, any purported assignment hereof shall be invalid.

16.3           No amendment of modification of this Contract shall be binding on the parties unless made in writing and signed or executed by or on behalf of both parties.

16.4           In any event Seller’s Parent Company shall guarantee all the necessary performance of Seller described in this Contract.

16.5	(a)
All notices, notifications, consents, advices, requests, demands, directions, instructions, reports or other communications (in this Section 16.5 called “Communications”) required, permitted or authorized to be made or given pursuant to this Contract shall be made or given in writing and either personally served or sent airmail letter (postage prepaid) or facsimile addressed as follows:

(i)	To Seller

URI, Inc.
405 State Highway 121
Building A, Suite 110
Lewisville, TX  75067
Attention:  Christopher M. Jones
Facsimile: 972-219-3311

(ii)	To Buyer:

ITOCHU International Inc.
1133 21st Street NW, Suite 200
Washington, DC  20036
Attention:  Nuclear Fuel Group
Facsimile: 202-835-9764

(b)	Either party may from time to time by notice in writing to the other change its address for receipt of Communications.

(c)	For the purposes of this Contract, Communications shall unless otherwise agreed:

(i)	Be in the English language;

(ii)	Be deemed to be given only when actually received by the party to which they are addressed;

(iii)	Be promptly acknowledged by the party to which they are addressed; and

(iv)	Be signed by an authorized person of that party.

(The remainder of this page intentionally left blank)

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as attested to by their duly authorized signing officers in that behalf as at the day and year on which the last party signed below, to be effective as the Effective Date.

ITOCHU INTERNATIONAL INC.

By:	/s/ Naoyuki Kato
Name:	Naoyuki Kato
Title:	SVP & General Manager

Date:	July 8, 2013

URI, INC

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President & Chief Executive Officer

Date:	July 11, 2013

Uranium Resources, Inc.

By:	/s/ Christopher M. Jones
Name:	Christopher M. Jones
Title:	President & Chief Executive Officer

Date:	July 11, 2013